Exhibit 10.13

CONFIDENTIAL

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (hereinafter the “Agreement”) is made and entered into by and between Stephane Allard, M.D. (“Dr. Allard”) and Immune Pharmaceuticals, Inc., and its predecessors (ie. EpiCept), subsidiaries, successors, assigns and related entities (collectively “Immune” or the “Company”) on the date of the later signature thereto (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, Dr. Allard has been employed as the Chief Medical Officer by Immune since on or about March, 2007

WHEREAS, the parties agree that the employment relationship shall end on the Effective Date

WHEREAS, Dr. Allard and Immune (“the parties”) desire to settle fully and finally all differences between them, including but not limited to those differences that were or could have been embodied in a lawsuit, and the parties now agree to amicably settle those differences pursuant to the terms and conditions described herein.

NOW, THEREFORE, in consideration of the terms and mutual promises contained herein, Dr. Allard and Immune agree as follows:

TO resolve and settle all existing and potential differences and disputes between them arising out of Dr. Allard's employment and termination therefrom;

TO release and waive all claims that have been or could be asserted arising from Dr. Allard's employment or termination therefrom; and

TO be legally bound, in consideration of the mutual promises set forth herein, by the following terms:

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1.     No Admission. This Agreement is in compromise of disputed claims between the parties. This Agreement shall not be construed as an admission by Dr. Allard, by Immune or by any of its current or former employees or agents of a violation of any federal, state, or local statute, regulation, judicial doctrine, or other law, or a violation of any right, or breach of any duty, obligation, or contract. The parties are entering into this Agreement solely to avoid the expense and inconvenience of litigation.

2.     Acknowledgments. Dr. Allard acknowledges that he has been given a reasonable period of time to consider this Agreement, that he has reviewed this Agreement with his attorney, Sara Jacobs, Esq., and that he has obtained all advice and counsel he needs to understand all terms and conditions of this Agreement. Dr. Teper, on behalf of Immune, acknowledges that he has been given a reasonable period of time to consider this Agreement, that he has reviewed this Agreement with his corporate attorney, Sarit Steinberg, Esq., and that he has obtained all advice and counsel he needs to understand all terms and conditions of this Agreement.

3.     Payments. For and in consideration of the promises and other consideration described in this Agreement, Immune will deliver to Dr. Allard a settlement package that consists of the following components:

(a)     Immune will wire to Dr. Allard a severance payment in the amount of $23,638.50 per month in six (6) consecutive installments, payable the 1st of each month commencing on March 1st, 2014 (wiring instructions already on file at Immune) for a total of $141,831.00;

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(b)     Immune shall reimburse Dr. Allard for disbursements he expended on behalf of Immune one (1) week after the signing of this Release by Dr. Allard in the amount of $ 1,609.22.

(c)     Immune shall pay $43,641.60 (320 hours at $136.38) to Dr. Allard in satisfaction of any amounts owed to Dr. Allard for vacation time in six (6) consecutive installments of $7,273.6 each, payable the 1st of each month commencing on March 1st, 2014;

(d)     Immune shall pay Dr. Allard $11,819.25, an amount equal to the rate of his salary as most recently in effect for the first two weeks of January, 2014 one (1) week after Dr. Allard signs this Agreement;

(e)     Immune shall cover Dr. Allard's and his family's COBRA payments (premium and co-pay) commencing February 1st, 2014 and continuing for 6 months. At that time, Dr. Allard shall be eligible for COBRA for 12 months if he so chooses, at his sole responsibility and expense;

(f)     Immune’s obligations as set forth herein shall not be dischargeable in bankruptcy, either voluntary or involuntary bankruptcy. Dr. Allard shall be deemed a secured creditor should such a bankruptcy occur.

(g)     Immune shall pay a two and a half per cent (2.5%) penalty for the late payment of any installment payment due and not settled within 7 days. This penalty shall be compounded monthly until paid in full for each late payment;

(h)     In the event Immune fails to submit payments due pursuant to the terms of this Agreement for a period of thirty (30) consecutive days, all remaining balances due shall accelerate together with penalties incurred and said sum shall be reduced to judgment without application to the Court. Immune shall be responsible for all reasonable costs and fees including attorneys’ fees.

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The settlement sums set forth herein are in full and final settlement of all claims by Dr. Allard against Immune and Releasees as defined in this Agreement with respect to any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to the date of this Agreement. Immune will wire to Dr. Allard the payments described in paragraph 3 (b) (c) and (d) above one week after Immune’s attorney receives a copy of the fully executed and notarized original of this Agreement, provided that all of the conditions set forth herein are satisfied including, but not limited to, the expiration of the seven-day revocation period contained in Paragraph 10 herein. In the event that such seven-day revocation period has not expired one week after Immune’s attorney received a copy of the fully executed and notarized original of this Agreement, Immune shall make the payments set forth in paragraphs 3(b),(c) and (d) above upon the expiration of such seven-day period. Immune will wire the first $23,638.50 installment to Dr. Allard on March 1st, 2014, provided that the relevant seven-day revocation period has expired. In the event that such seven-day revocation period has not expired as of March 1st, 2014, Immune shall make such payment to Dr. Allard upon the expiration of such seven-day period.

4.     General Release And Covenant Not To Sue. For and in consideration of the payments, promises, and other consideration described in this Agreement, and as a further material inducement to Immune to enter into this Agreement, Dr. Allard states as follows:

(a)     Dr. Allard hereby irrevocably and unconditionally releases, acquits, and forever discharges Immune and its predecessors, subsidiaries, successors, affiliates, divisions, directors, officers, employees, agents, representatives, attorneys, related entities and assigns, as well as the present and former partners, trustees, officers, directors, fiduciaries, administrators, insurers, employees, agents, representatives, counsel of any of the above, (all of the above shall collectively be referred to as “Releasees”), from any and all charges, complaints, claims, liabilities, controversies, damages, actions, causes of action and lawsuits which Dr. Allard now has, had, or may hereafter claim to have had against Releasees by reason of any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to the date of this Agreement.

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(b)     Specifically included without limitation in this Release (except as expressly set forth above) is a knowing and voluntary waiver and release of all claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Equal Pay Act and the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the False Claims Act, 31 U.S.C. §§ 3729-3733; 42 U.S.C. §§ 1981-1988; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq.; the Employee Retirement Income Security Act; the Consolidated Omnibus Budget Reconciliation Act; New Jersey’s Wage Payment Laws; the New Jersey Law Against Discrimination, as amended; the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, as amended; the New Jersey Family Leave Act; any state or federal RICO statutes; the Occupational Safety and Health Act of 1970; any and all claims based on “public policy”; any and all claims under any federal or state laws pertaining to employment, employment compensation, or employment benefits; or any other form of relief; and any and all other claims of any kind based on any federal, state, or local constitution, statute, law, rule, regulation, judicial doctrine, contract, or common law, or other theory arising out of any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to the date of this Agreement.

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(c)     Dr. Allard further agrees not to file any new claims, charges, or complaints against Immune or any of the “Releasees” based upon, arising from, or in any way related to any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to the date of this Agreement including, but not limited to, his employment at, or cessation of employment from Immune.

(d)     Dr. Allard further affirms that aside from the sums and benefits set forth in this Agreement, he is not owed any sums or benefits on the part of Immune, and that the amounts paid and benefits given to Dr. Allard pursuant to this Agreement are in full satisfaction of any claims for compensation or benefits that Dr. Allard may have claimed against Immune, and that by signing this Agreement, Dr. Allard hereby releases Immune from the payment of any amounts or granting of any benefits which are not explicitly set forth pursuant to this Agreement.

(e)     Immune agrees not to file any old or new claims, charges, or complaints against Dr. Allard based upon, arising from, or in any way related to any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to the date of this Agreement including, but not limited to, Dr. Allard’s employment at Immune.

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5.     Confidentiality. For and in consideration of the payments, promises, and other consideration described in this Agreement, and as a further material inducement to Immune to enter into this Agreement, Dr. Allard agrees as follows:

(a)     Dr. Allard warrants, covenants, and agrees that he has kept and will keep confidential and otherwise not disclose to any person or entity the terms of this Agreement, except as reasonably necessary to effectuate its terms. Dr. Allard may, however, disclose the terms of this Agreement to those persons to whom disclosure is reasonably necessary for the preparation of tax returns and/or the obtaining of legal advice and to persons to whom disclosure is ordered by a court of competent jurisdiction or otherwise required by law. Dr. Allard further warrants, covenants, and agrees that he has kept and will keep confidential and otherwise not disclose to any person or entity any confidential information of Immune, whether orally or in writing.

(b)     Immune warrants, covenants and agrees that if any potential employer contacts it in the future regarding Dr. Allard, the only information the Company will authorize to disclose will be Dr. Allard’s former job title(s), dates of employment, and, with an appropriate release by Dr. Allard, Dr. Allard’s rate of pay.

6.     Mutual Non-Disparagement. Where applicable, this mutual non-disparagement provision applies to any public or private statements, comments, or communications in any form, oral, written, or electronic. The Parties to this agreement agree that they will not in any way solicit any such statements, comments or communications from others.

(a)     Dr. Allard agrees that he will not make any statements, comments, or communications that constitute libel, slander, or disparagement of Immune or the Releases provided, however, that the terms of this paragraph shall not apply to communications between Dr. Allard and as applicable, his/her attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute, or rule of procedure.

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(b)     Immune agrees on behalf of its executives and directors not to make any statements, comments, or communications that constitute libel, slander, or disparagement of Dr. Allard, and further agrees to take reasonable steps to ensure that its employees do not make any statements, comments, or communications that constitute libel, slander, or disparagement of Dr. Allard, provided, however, that the terms of this paragraph shall not apply to communications between the Parties and as applicable, their attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute, or rule of procedure.

7.     Tax Consequences. Dr. Allard shall be responsible for any tax consequences of any payment(s) or forbearance(s) made pursuant to this Agreement. He shall indemnify Immune and hold Immune harmless for any tax liability (including any penalties and/or attorneys’ fees) incurred as a result of any such payment(s) or forbearance(s) described herein.

8.     No Assignment. Dr. Allard represents and warrants that he has not assigned to any other person, and no other person is entitled to assert on his behalf, any claim against Immune or Releasees based on any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to the date of this Agreement.

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9.     Complete Agreement. This Agreement supersedes all previous agreements, whether oral or written, between Dr. Allard and Immune with respect to the subject matter referred to herein. Dr. Allard affirms that the considerations for the execution of this Agreement are the payments and promises expressly contained or described herein, to which Dr. Allard would not otherwise be entitled.

10.   Consideration and Revocation Period. Dr. Allard acknowledges that he has been offered a period of at least 21 days to consider the terms of this Agreement. Dr. Allard acknowledges and understands that he has the right to revoke this Agreement at any time within seven (7) days after the date he executes the Agreement by delivering written notice of his intention to revoke to Immune’s attorney, Sarit Steinberg, Esq. If Dr. Allard revokes this Agreement within that seven (7)-day period, the Agreement will not become effective or enforceable, and no payments or obligations to Dr. Allard will be due on the part of Immune.

11.   Binding Effect. This Agreement shall be binding upon Dr. Allard and upon his spouse, next of kin, heirs, attorneys, representatives, administrators, executors, successors, and assigns, and shall apply fully to Immune and Releasees and each of them individually, and to their heirs, administrators, representatives, executors, successors, and assigns.

12.   Construction. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. If any provision of this Agreement is declared or determined by any court to be illegal or invalid, that part shall be excluded from the Agreement, but the validity of the remaining parts, terms, or provisions shall not be affected. Additionally, this Agreement shall be construed under the laws of the State of New Jersey.

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13.   Return of Materials & Co-Operation:

(a)     By the day of execution of this Agreement by Dr. Allard, Dr. Allard shall return to Immune, any and all documents and materials of any nature pertaining to his work with Immune, and shall not keep any documents or materials or copies thereof containing any information with respect to Immune. Dr. Allard shall provide Immune with a list of all contact persons, institutions, universities and/or corporations he has been in touch with as well as a summary of any agreements he has entered with any of the above.

(b)     Dr. Allard shall be available, during a three months period, from the day this Agreement executed by Dr. Allard, to assist the Immune team with any queries or requests they may have with respect to Dr. Allard's work for Immune, either via emails and/or phone conversation and/or meetings, which shall be replied or held within 2 business days, up to a total of 30 hours during this 3 months period.

14.   Miscellaneous Provisions.

(a)     This Agreement may be modified or amended only by a written instrument duly signed by all of the parties hereto or their respective successors or assigns.

(b)     Any and all notices and requests hereunder shall be in writing and either mailed by ordinary mail or sent by certified or registered mail, return receipt requested, to the respective attorneys of the parties, or to the addresses of the respective parties as, by notice in writing to the others, the party may designate.

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15.   Governing Law. This Agreement shall be exclusively construed, governed by and interpreted for all purposes with the laws of the State of New Jersey. If any clause or portion of any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of the remainder of such clause or of any other clause or the remainder of this Agreement.

16.   Damages. In the event either party breaches or threatens to breach any of the provisions contained in paragraphs 4 through 7 in this Agreement, it is acknowledged that such breach or threatened breach shall cause irreparable harm to the non-breaching party. As remedies in such an action, the non-breaching party will be entitled to recover attorneys’ fees and liquidated damages from the breaching party.

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THE UNDERSIGNED HAVE CAREFULLY READ THIS “SETTLEMENT AGREEMENT AND GENERAL RELEASE”; THEY KNOW AND UNDERSTAND ITS CONTENTS; THEY FREELY AND VOLUNTARILY AGREE TO ABIDE BY ITS TERMS; AND THEY HAVE NOT BEEN COERCED INTO SIGNING THIS AGREEMENT.

/s/ Stephane Allard
Dr. Stephane Allard

Sworn to and subscribed before me,

this 6 day of February, 2014.

/s/ Barbara E. Cowen
Barbara E. Cowen, Esq.
Attorney at Law
State of New Jersey

/s/ Daniel Teper
Dr. Daniel Teper on behalf of Immune Pharmaceuticals, Inc.

Sworn to and subscribed before me,

this ___ day of ___________, 2014.

Notary Public

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